Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement/Prospectus of Belden Inc. and Cable Design Technologies Corporation (CDT) that is made a part of the Registration Statement (Form S-4 No. 333-                   ) of CDT dated March 19, 2004 and the incorporation by reference therein of our report dated February 5, 2004, with respect to the consolidated financial statements and schedule of Belden Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
March 19, 2004